UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2013 (June 13, 2013)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonuses, Base Salaries and Restoration of Severance

On June 13, 2013, the Board of Directors (the “Board”) of ARCA biopharma, Inc. (the “Company”), upon the recommendation of the Compensation Committee (the “Committee”) of the Board, approved cash bonuses (the “Bonuses”) for each of the executive officers of the Company in the amounts, set forth below, payable on or around June 28, 2013. The Board also approved, upon the recommendation of the Committee, the base salaries for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), in each case as set forth below.

Name and Title	2013 Cash Bonus	Base Salary
Michael R. Bristow President and Chief Executive Officer	$70,000	$272,950
Patrick M. Wheeler Chief Financial Officer	$60,000	$265,000
Christopher D. Ozeroff Senior Vice President, General Counsel	$35,000	$266,770

The Board, upon the recommendation of the Committee, determined the Bonuses are to be paid in recognition of the past efforts of each of the executives and, in the case of Dr. Bristow and Mr. Ozeroff, increased the salaries to levels that were in place prior to the executive officers’ voluntary salary reductions which were implemented to save the Company’s available capital. In the case of Mr. Wheeler, in addition to the increase of his salary to the level that was in place prior to the executive officers’ voluntary salary reductions which were implemented to save the Company’s available capital, his salary was increased by an additional $43,550. The new base salaries will become effective on June 24, 2013.

The Board, upon the recommendation of the Committee, also approved the grant of severance packages for Dr. Bristow, Mr. Wheeler and Mr. Ozeroff which would require the Company to make severance payments, in an amount equal to 6 months of their respective base salaries, to each of the foregoing executive officers of the Company in the event their employment is terminated under certain situations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2013

ARCA biopharma, Inc. (Registrant)

By:	/s/ Christoper D. Ozeroff
Name: Christopher D. Ozeroff
Title: Senior Vice President and General Counsel